UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2010 (December 10, 2010)

Flagstone Reinsurance Holdings, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	001-33364	98-0481623
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

37 Val St André
L-1128
Luxembourg, Grand Duchy of Luxembourg
 (Address of principal executive offices, including zip code)
+352 273 515 30
 (Registrant’s telephone number including area code)

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On December 10, 2010, Flagstone Reinsurance Holdings, S.A. (“Flagstone”) adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate the continuing repurchase of its shares in accordance with Flagstone’s existing share repurchase authorization. As previously announced in May 2010, Flagstone’s Board of Directors approved a share repurchase program for up to $50 million of shares through open market and privately negotiated purchases, pursuant to which approximately $39 million of shares have already been repurchased and approximately $11 million remain available for additional repurchase. The entry into the 10b5-1 plan does not increase the amount of the Company’s share repurchase program nor is it related to the recent purchase of shares from companies associated with Mark Byrne by a subsidiary of the Company.

Flagstone’s Rule 10b5-1 trading plan provides that a broker selected by Flagstone has the authority to repurchase ordinary shares at prevailing market prices on the New York Stock Exchange pursuant to the terms and limitations specified in the plan. The Rule 10b5-1 trading plan will allow Flagstone’s broker to repurchase ordinary shares on behalf of Flagstone at times when Flagstone would ordinarily be prevented from doing so due to the Exchange Act's inside trading rules or self-imposed blackout periods, to the extent such purchases are permitted pursuant to Regulation M of the Exchange Act. There can be no assurance that any ordinary shares will be repurchased by Flagstone either through its Rule 10b5-1 trading plan or otherwise.

Flagstone may amend, suspend or terminate its Rule 10b5-1 trading plan at any time, so long as the amendment, suspension or termination is made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, or other applicable securities laws.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

Date: December 14, 2010	By:	/s/William F. Fawcett
Name: William F. Fawcett
Title: General Counsel